Exhibit 99.1

For immediate release	For More Information: J. Bruce Hildebrand, Executive Vice President 325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FOURTH QUARTER RESULTS AND 24TH YEAR OF CONSECUTIVE
EARNINGS GROWTH
ABILENE, Texas, January 27, 2011 — First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the fourth quarter of 2010 of $15.51 million, up 23.7 percent compared with earnings of $12.54 million in the same quarter last year. Basic earnings per share were $0.74 for the fourth quarter of 2010 compared with $0.60 in the same quarter of 2009.
For the year, net income increased 10.9 percent to $59.66 million compared with $53.80 million in 2009, making 2010 the Company’s 24th consecutive year of earnings growth. Basic earnings per share for the year were $2.86 compared with $2.58 in the previous year. Results for the year included net proceeds after income tax of $1.30 million, reported in the 2010 third quarter, from the expropriation of company-owned property in Southlake, Texas, by the Texas Department of Transportation. Excluding this extraordinary item, net income for the year would have been $58.36 million, an 8.5 percent increase compared with 2009.
Net interest income for the fourth quarter of 2010 increased 11.1 percent to $36.15 million compared with $32.55 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.69 percent for the fourth quarter of 2010 compared with 4.74 percent in the same period a year ago and 4.67 percent in the third quarter of 2010.
The provision for loan losses was $1.99 million in the fourth quarter of 2010, down from $4.37 million in the same quarter last year and unchanged from the third quarter of this year. Nonperforming assets as a percentage of loans and foreclosed assets totaled 1.53 percent at December 31, 2010, compared with 1.45 percent at September 30, 2010. Subsequent to December 31, 2010, a loan totaling $2.1 million, which was past due 90 days and still accruing paid off. The continued provision for loan losses in the fourth quarter of 2010 reflects the growth in loans and higher levels of nonperforming assets.
Noninterest income in the fourth quarter of 2010 was $12.87 million compared with $12.06 million in the same quarter a year earlier. Trust fees increased to $2.91 million in the fourth quarter of 2010 compared with $2.51 million in the same quarter last year. Real estate mortgage fees increased to $1.24 million in the fourth quarter of 2010 compared with $732,000 a year ago. Service charges on deposit accounts decreased to $4.85 million during the fourth quarter of 2010 compared with $5.66 million for the same quarter a year ago, due primarily to decreased customer use of overdraft services. ATM and credit card fees increased to $3.02 million from $2.48 million in the fourth quarter last year.

Noninterest expense increased in the fourth quarter of 2010 to $26.26 million from $23.68 million in the same quarter last year, primarily from a $711,000 increase in profit sharing expense, a $306,000 increase in ATM and credit card expenses and a $283,000 increase in legal, tax and professional expense. The Company’s efficiency ratio in the fourth quarter of 2010 was 50.53 percent compared with 50.18 in the same quarter last year.
All amounts for the 2010 fourth quarter include the results of the Company’s acquisition of First State Bank, Huntsville, Texas, which was effective November 1, 2010. As of December 31, 2010, Huntsville had total loans of $90.4 million and total deposits of $158.9 million.
For the year, net interest income increased 5.4 percent for the year to $136.17 million from $129.17 million a year ago. The provision for loan losses totaled $8.96 million for 2010 compared to $11.42 million in the previous year. Noninterest income for 2010 was $49.48 million compared with $48.60 million a year ago. Noninterest expense was $98.26 million for the year compared with $94.00 million in 2009.
As of December 31, 2010, consolidated assets for the Company totaled $3.78 billion compared with $3.28 billion a year ago. Loans totaled $1.69 billion at year end compared with loans of $1.51 billion a year ago. Total deposits were $3.11 billion as of December 31, 2010, compared with $2.68 billion a year earlier. Shareholders’ equity rose to $441.69 million as of December 31, 2010, compared with $415.70 million the prior year.
“Our company again performed well for the fourth quarter and the full year, despite another challenging year for the economy and the banking industry,” said F. Scott Dueser, Chairman, President and CEO. “This was a year of exceptional progress for First Financial, as we grew both through acquisition and organically. While in the short-term the national economy remains flat, as we begin the new year, we remain optimistic about the long-term outlook for our company and are fully committed to providing excellent results for our customers and shareholders.”
About First Financial Bankshares
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates 11 separately chartered banks with 52 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde, Moran and Odessa; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado, Midlothian and Crowley; First Financial Bank, Hereford; First State Bank, Huntsville; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo, Brock and Fort Worth. The Company also operates First Financial Trust & Asset

Management Company, N.A., with six locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	December 31,
	2010	2009
ASSETS:
Cash and due from banks	$124,177	$139,917
Interest-bearing deposits in banks	243,776	167,336
Fed funds sold	—	14,290
Investment securities	1,546,242	1,285,377
Loans	1,690,346	1,514,368
Allowance for loan losses	(31,106)	(27,612)

Net loans	1,659,240	1,486,756
Premises and equipment	70,162	64,363
Goodwill	71,865	62,112
Other intangible assets	659	1,040
Other assets	60,246	58,265

Total assets	$3,776,367	$3,279,456

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$959,473	$836,323
Interest-bearing deposits	2,153,828	1,848,434

Total deposits	3,113,301	2,684,757
Short-term borrowings	178,356	146,094
Other liabilities	43,022	32,903
Shareholders’ equity	441,688	415,702

Total liabilities and shareholders’ equity	$3,776,367	$3,279,456

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
INCOME STATEMENTS
Interest income	$39,041	$36,417	$149,699	$146,445
Interest expense	2,887	3,872	13,528	17,274

Net interest income	36,154	32,545	136,171	129,171
Provision for loan losses	1,992	4,365	8,962	11,419

Net interest income after provision for loan losses	34,162	28,180	127,209	117,752
Noninterest income	12,870	12,061	49,478	48,598
Noninterest expense	26,261	23,675	98,256	94,000

Net income before income taxes and extraordinary item	20,771	16,566	78,431	72,350
Income tax expense	5,256	4,025	20,068	18,553

Net income before extraordinary item	15,515	12,541	58,363	53,797
Extraordinary item — expropriation of property, net of income tax	—	—	1,296	—

Net income	$15,515	$12,541	$59,659	$53,797

PER COMMON SHARE DATA
Net income before extraordinary item — basic	$0.74	$0.60	$2.80	$2.58
Net income before extraordinary item — diluted	0.74	0.60	2.80	2.58
Net income — basic	0.74	0.60	2.86	2.58
Net income — diluted	0.74	0.60	2.86	2.58
Cash dividends	0.34	0.34	1.36	1.36
Book value			21.09	19.96
Market value			51.25	54.23
Shares outstanding — end of period	20,942,141	20,826,431	20,942,141	20,826,431
Average outstanding shares — basic	20,910,645	20,823,913	20,860,991	20,813,590
Average outstanding shares — diluted	20,921,732	20,851,925	20,879,709	20,837,457

PERFORMANCE RATIOS
Return on average assets	1.71%	1.56%	1.75%	1.72%
Return on average equity	13.63	12.07	13.74	13.63
Net interest margin (tax equivalent)	4.69	4.74	4.68	4.80
Efficiency ratio	50.53	50.18	49.49	50.11

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2010				2009
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$30,013	$28,954	$28,750	$27,612	$25,532
Loans charged off	(1,240)	(1,178)	(2,970)	(1,059)	(2,430)
Loan recoveries	341	249	201	187	145

Net charge-offs	(899)	(929)	(2,769)	(872)	(2,285)
Provision for loan losses	1,992	1,988	2,973	2,010	4,365

Balance at end of period	$31,106	$30,013	$28,954	$28,750	$27,612

Allowance for loan losses / period-end loans	1.84%	1.95%	1.91%	1.92%	1.82
Allowance for loan losses / nonperforming loans	176.3	211.7	203.3	159.1	148.8
Net charge-offs / average loans (annualized)	0.22	0.24	0.73	0.24	0.62

NONPERFORMING ASSETS
Nonaccrual loans	$15,445	$14,110	$14,240	$17,775	$18,540
Accruing loans 90 days past due	2,196	69	1	290	15

Total nonperforming loans	17,641	14,179	14,241	18,065	18,555
Foreclosed assets	8,309	8,217	8,306	4,444	3,533

Total nonperforming assets	$25,950	$22,396	$22,547	$22,509	$22,088

As a % of loans and foreclosed assets	1.53%	1.45%	1.48%	1.50%	1.46
As a % of end of period total assets	0.69	0.65	0.68	0.67	0.67
* In January 2011, a loan totaling $2.1 million accruing past due 90 days paid off

CAPITAL RATIOS
Tier 1 Risk-based	17.01%	18.19%	18.22%	18.02%	17.73
Total Risk-based	18.26	19.45	19.48	19.28	18.99
Tier 1 Leverage	10.28	10.89	10.63	10.50	10.69
Equity to assets	11.70	13.08	12.92	12.64	12.68

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
NONINTEREST INCOME
Gain (loss) on sale of student loans, net	$—	$94	$—	$983
Gain on securities transactions, net	284	206	363	1,851
Trust fees	2,905	2,513	10,809	9,083
Service charges on deposits	4,852	5,662	20,104	21,956
Real estate mortgage fees	1,241	732	3,812	2,909
Net gain (loss) on sale of foreclosed assets	74	(361)	457	(548)
ATM and credit card fees	3,020	2,484	11,276	9,546
Other noninterest income	494	731	2,657	2,818

Total Noninterest Income	$12,870	$12,061	$49,478	$48,598

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$12,686	$12,431	$48,342	$47,126
Profit sharing expense	1,332	621	4,299	2,360
Net occupancy expense	1,649	1,508	6,442	6,293
Equipment expense	1,935	1,915	7,476	7,743
Printing, stationery and supplies	435	486	1,717	1,892
ATM and credit card expenses	1,044	738	3,779	3,200
Audit fees	271	224	1,014	1,063
Legal, tax and professional fees	1,065	782	3,824	3,253
FDIC Insurance premiums	1,047	819	4,000	4,893
Correspondent bank service charges	204	193	767	1,032
Advertising and public relations	832	783	3,120	2,566
Amortization of intangible assets	146	199	609	851
Other noninterest expense	3,615	2,976	12,867	11,728

Total Noninterest Expense	$26,261	$23,675	$98,256	$94,000

TAX EQUIVALENT YIELD ADJUSTMENT	$2,947	$2,575	$10,899	$9,832

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	December 31, 2010
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest-earning assets:
Fed funds sold	$3,202	$—	0.00%
Interest-bearing deposits in nonaffiliated banks	193,199	440	0.90%
Taxable securities	961,748	8,998	3.74%
Tax exempt securities	518,452	7,796	6.01%
Loans	1,634,175	24,754	6.01%

Total interest-earning assets	3,310,776	41,988	5.03%
Noninterest-earning assets	283,937

Total assets	$3,594,713

Interest-bearing liabilities:
Deposits	$2,051,184	$2,824	0.55%
Fed funds purchased and other short term borrowings	180,974	63	0.14%

Total interest-bearing liabilities	2,232,158	2,887	0.51%

Noninterest-bearing liabilities	910,915
Shareholders’ equity	451,640

Total liabilities and shareholders’ equity	$3,594,713

Net interest income and margin (tax equivalent)		$39,101	4.69%

	Year Ended
	December 31, 2010
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest-earning assets:
Fed funds sold	$3,232	$2	0.07%
Interest-bearing deposits in nonaffiliated banks	185,809	1,539	0.83%
Taxable securities	930,731	36,227	3.89%
Tax exempt securities	477,357	29,005	6.08%
Loans	1,543,537	93,825	6.08%

Total interest-earning assets	3,140,666	160,598	5.11%
Noninterest-earning assets	261,608

Total assets	$3,402,274

Interest-bearing liabilities:
Deposits	$1,947,120	$13,071	0.67%
Fed funds purchased and other short term borrowings	172,536	457	0.26%

Total interest-bearing liabilities	2,119,656	13,528	0.64%

Noninterest-bearing liabilities	848,466
Shareholders’ equity	434,152

Total liabilities and shareholders’ equity	$3,402,274

Net interest income and margin (tax equivalent)		$147,070	4.68%